UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF
    THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                        Commission File Number       333-05188-A
                                                                     -----------

                              PHONE1GLOBALWIDE INC.
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             (Exact name of registrant as specified in its charter)

       100 NORTH BISCAYNE BLVD., MIAMI, FL 33132           (305) 371-3300
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  COMMON STOCK
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            (Title of each class of securities covered by this Form)

                                  COMMON STOCK
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       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)    |X|        Rule 12h-3(b)(1)(i)    |X|

            Rule 12g-4(a)(1)(ii)   |_|        Rule 12h-3(b)(1)(ii)   |_|

            Rule 12g-4(a)(2)(i)    |_|        Rule 12h-3(b)(2)(i)    |_|

            Rule 12g-4(a)(2)(ii)   |_|        Rule 12h-3(b)(2)(ii)   |_|

                                              Rule 15d-6             |_|

Approximate number of holders of record as of the certification or notice
date:   110
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


      Pursuant to the requirements of the Securities Exchange Act of 1934, Phone1Globalwide, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                         PHONE1GLOBALWIDE INC.

DATE:  May 24, 2005                      By: /s/ Syed Naqvi
                                            -----------------------
                                             Name:  Syed Naqvi
                                             Title: Chief Financial Officer